U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Reiner  Thomas   Francis
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(Last)  (First)  (Middle)

4478 Fleetwood Road
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(Street)

Danville  CA   94506
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Sparta Surgical Corporation (SPSG
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3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####
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4. Statement for Month/Year

11/99
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5. If Amendment, Date of Original (Month/Year)

10/99
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                           Chairman, President and CEO
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock-See Note #1              09/07/99       J              400,000       A    $0.0       1,995,045       D     See Note #1
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Common Stock-See Note #3              11/19/99       J              350,000       A    $0.0       1,346,917       I
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Common Stock-See Note #3              12/23/99       J              265,000       A    $0.0       1,611,917       I
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Common Stock-See Note #3              01/14/00       J              300,000       A    $0.0       1,911,917       I
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Common Stock-See Note #3              02/23/00       J              933,500       A    $0.45      2,746,917       I
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly


FORM 4 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                                Common
Stock Options       $2.35   06/14/99   A        283,333     06/14/99  06/14/99  Stock    283,333         1,280,335   D
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                                                                                Common
Warrants            $1.70   09/07/99   A        100,000     09/07/99  09/07/02  Stock    100,000           642,500   I   See Note #3
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Explanation of Responses:

Note #1 - Held by the Reporting Person as Trustee for the Company and subject to an Escrow Agreement by and between the Reporting Person and the Company, - 1,902,986
Note #2 - Held by the Reporting Person as Trustee - 10,417 for Arbora, A.G.
Note #3 - Held by the Reporting Person as Trustee - 42,500 for Nations Credit Commercial
          Funding Corp.; 150,000 for L. Reiner; 50,000 for SJS Holding Inc.; 400,000 for IGC of
          New York, Inc.; 240,000 for Cordial, N.V.; 20,000 for Royce Walker, LLC; 100,000 for
          FBO John Weller, IRA; 16,500 for Selinger Capital, LLC; 175,000 for Sheldon Kabaker, M.D.;
          60,000 for Sheldon Kabaker and its Assignee; 835,000 for Coridal, N.V. 15,000 for H. Bronson;
          250,000 for Fyn, von Schubert and Associates; 50,000 for Andreas T. Glapiak;
          100,000 for Arne Johnson and 25,000 for Elizabeth Frazier

           /s/ Thomas F. Reiner                             02/29/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.